Exhibit 5

                            Gallagher & Kennedy, P.A.
                            2575 East Camelback Road
                           Phoenix, Arizona 85016-9225
                              Phone: (602) 530-8000
                               Fax: (602) 530-8500
                                  www.gknet.com

                                February 5, 2001

Frontier Adjusters of America, Inc.
45 East Monterey Way
Phoenix, Arizona 85012

     Re: Registration Statement on Form S-8 Frontier Adjusters of America, Inc.

Gentlemen:

     As legal counsel to Frontier Adjusters of America, Inc., an Arizona corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about February 5, 2001 in connection with the registration under the Securities Act of 1933, as amended, of 299,900 shares of the Company's Common Stock, par value $0.01 per share, (the "Common Stock") issuable pursuant to the Company's 1996 Stock Option Plan (the "Plan"). The shares of Common Stock issuable pursuant to the Plan are referred to as the "Shares."

     With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

     A. The Amended and First Restated Articles of Incorporation, as amended, of the Company, as filed with the Secretary of State of the State of Arizona, as amended through the date hereof;

     B. The Bylaws of the Company, as amended through the date hereof;

     C. Frontier Adjusters of America, Inc. Certificate of Secretary dated February 2, 2001, certifying the authorization and approval by the Board of Directors of the Company at a meeting held on January 24, 2001, of the reservation of 299,900 shares of Common Stock of the Company for issuance pursuant to the Plan; and

     D. The Registration Statement.

     Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

     Please be advised that we are members of the State Bar of Arizona, and our opinion is limited to the legality of matters under the laws of the State of Arizona. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

     We  hereby  expressly   consent  to  any  reference  to  our  firm  in  the
Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

                                        Very truly yours,

                                        /s/ GALLAGHER & KENNEDY, P.A.